Exhibit 3.279

AGREEMENT OF LIMITED PARTNERSHIP

OF

UHS OF ANCHOR, L.P.

AGREEMENT OF LIMITED PARTNERSHIP

OF

UHS OF ANCHOR, L.P.

This AGREEMENT OF LIMITED PARTNERSHIP (the “Agreement”), is made and entered into as of June 2, 2000, by and among UHS of Georgia, Inc., a Delaware corporation, as general partner (the “General Partner”), and UHS of Georgia Holdings, Inc., a Delaware corporation (the “Limited Partner”). The General Partner and the Limited Partners are hereinafter sometimes referred to individually as a “Partner” and collectively as the “Partners.”

R E C I T A L S:

WHEREAS, the Partners agree to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act for the purpose of owning, and operating a behavioral healthcare hospital in Atlanta, GA, including Anchor Hospital (the “Hospital”);

NOW, THEREFORE, the Partners agree as follows:

SECTION 1

General

1.1 Formation. The parties form, in accordance with the provisions of this Agreement, the Partnership as a limited partnership under and pursuant to the Act, and the rights and obligations of the Partners shall be as provided in the Act except as otherwise expressly provided herein.

1.2 Organization Certificates. The General Partner shall execute a certificate of limited partnership (the “Certificate”) and all other certificates or documents and make all filings and recordings and perform such acts as shall constitute compliance with all requirements for the formation and maintenance of the existence of the Partnership as a limited partnership under the Act and under the laws of the United States or a state in which it has authority to do business. The General Partner shall take all action that may be necessary or appropriate for the continuation of the Partnership’s valid existence as a limited partnership under the Act and under the laws of all such states.

1.3 Name. The name of the Partnership shall be UHS of Anchor, L.P., all business of the Partnership shall be conducted in such name that the General Partner determines to be in the best interest of the Partnership.

1.4 Capitalized Words and Phrases. Capitalized words and phrases used herein shall have the meanings stated in Section 19 hereof, unless defined in a document to which reference is made for such definition or defined in another section of this Agreement.

SECTION 2

Term

The term of the Partnership shall commence on the date of the filing of the Certificate in the Office of the Secretary of State of Delaware and continue until dissolved as provided in Section 12. The General Partner shall cause the due filing and recording of any required amendments to and/or restatements of the Certificate as promptly as possible following the execution and delivery of this Agreement.

SECTION 3

Purpose

The sole purpose and business of the Partnership shall be to own and operate the Hospital. In furtherance of the purpose of the Partnership, the Partnership shall have the power to do any and all of the things necessary or desirable in connection with the foregoing or as otherwise contemplated by this Agreement. The Partnership shall not engage in any other business without the prior written consent of the General Partner.

SECTION 4

Principal Place of Business

The location of the principal office of the Partnership where the books and records of the Partnership shall be kept is Hospital, which is currently located 5454 Yorktowne Drive Atlanta, Georgia 30349.

SECTION 5

Partners; Capital Contributions; Capital Accounts;

Allocations Among Partners; Partnership Interests

5.1 Capital Contributions.

(a) Capital Contribution of the Partners. The initial Capital Contributions which the respective Partners have agreed to contribute to the Partnership are as follows:

(i) The General Partner has contributed certain assets and liabilities agreed upon by all Partners in exchange for the General Partnership interest in the Partnership. The General Partner ship Interest shall consist of a one percent (1%) capital interest in the Partnership.

(ii) The Limited Partner has contributed certain assets and liabilities as agreed upon by the Partners in exchange for the Limited Partnership Interest in the Partnership. The Limited Partnership Interest shall consist of a ninety-nine percent (99%) capital interest in the Partnership.

(b) Additional Capital Contributions of Partners. Except for the Capital Contributions as set forth in Section 5.1, no Partner shall be required to make any additional capital contributions unless all Partners consent to make such Additional Contribution.

(c) Additional Limited Partners. The General Partner may, at any time, and from time to time, admit additional Limited Partners, or may accept an additional capital contribution from any Limited Partner, who shall be considered an additional Limited Partner to the extent of such additional capital contribution; provided, that, the admission of Limited Partners and the issuance of Partnership Interests as contemplated by Section 11.3, shall require the consent of a Majority in Interest as provided in Section 6.3(h). The capital contribution of any additional Limited Partners shall be payable on a date such Limited Partner is admitted to the Partnership. As soon as practicable after the admission of any new Limited Partner or the acceptance of any additional capital contribution as herein above provided, the General Partner shall, if required, cause an appropriate amendment to the Certificate to be filed and shall deliver to each Limited Partner an amended Certificate.

5.2 Capital Accounts. Each Partner shall have a capital account (“Capital Account”), which, in addition to the adjustments set forth below, shall be adjusted in accordance with the rules set forth in Treasury Regulation Section 1 .704-1(b)(2)(iv) and shall be equal to the amount of cash contributed by such Partner to the Partnership pursuant to Subsection 5.1 and such Capital Account shall be:

(a) increased by:

(i) the fair market value of property contributed by the Partner to the Partnership (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to under Code Section 752);

(ii) allocations of net income from operations (or items thereof) and the amount of net gains (or items thereof) allocated to the Partner pursuant to Section 7 hereof, including income and gain exempt from tax and income and gain described in Treasury Regulation Section I .704-l(bX2)(iv)(g), but excluding income and gain described in Treasury Regulation Section 1.704-1(b)(4)(i); and

(b) decreased by:

(i) amounts paid or distributed to the Partner pursuant to Sections 8 and 11.3 (other than repayments of any loans made to the Partnership under Subsection 6.9 or Section 10 hereof);

(ii) the fair market value of property distributed to the Partner by the Partnership (net of liabilities secured by such distributed property that such Partner is considered to assume or take subject to under Code Section 752);

(iii) allocations to the Partner of expenditures of the Partnership described in Code Section 705 (a)(2)(B); and

(iv) allocations of Partnership loss and deductions (or items thereof) allocated to the Partner pursuant to Section 7 hereof, including loss and deduction described in Treasury Regulation Section 1.704-1 (b)(2)(iv)(g), but excluding items described in (iii) above and loss or deduction described in Treasury Regulation Sections 1 .704-1(b)(4)(i) or 1 .704-1(b)(4)(iii).

5.3 Determination of Balance in Capital Accounts. Except as otherwise provided in this Agreement, whenever it is necessary to determine the Capital Account balance of any Partner for purposes of Sections 7 or 8, the Capital Account of the Partner shall be determined after giving effect to all adjustments provided for in Subsection 5.2 for the current Fiscal Year in respect of transactions effected prior to the date with respect to which such determination is to be made.

5.4 Withdrawal of Capital. Except as specifically provided in this Agreement, no Partner shall be entitled to withdraw any part of his Capital Account or to receive any distribution from the Partnership, and no Partner shall be entitled or required to make any additional capital contribution to the Partnership.

5.5 Capital Accounts of New Partners. Each Partner, including any additional or Substituted Limited Partner, who shall receive any Partnership Interest(s) in the Partnership or whose Partnership Interest(s) in the Partnership shall be increased by means of a Transfer to him of all or part of the Partnership Interest(s) of another Partner, shall succeed to the Capital Account of the transferor to the extent the Capital Account of the transferor relates to the transferred Partnership Interest(s).

5.6 Partners’ Loans. Loans by any Partner to the Partnership shall not be considered Capital Contributions to the Partnership and shall not increase the Capital Account of the lending Partner.

5.7 Liability of Limited Partners. Except as provided in the Act, a Limited Partner shall not be liable for the obligations of the Partnership. The liability of each Limited Partner shall be limited solely to the amount of his Capital Contribution to the Partnership required by the provisions of this Agreement. Notwithstanding anything to the contrary above, a Limited Partner receiving the return of any portion of his capital contributions without violating this Agreement or the Act shall be liable to the Partnership for a period of one (1) year thereafter for the amount of the returned contribution, but only to the extent necessary to discharge the Partnership’s liabilities to creditors who extended credit to the Partnership during the period prior to the date of the return of such Capital Contribution (excluding liabilities of the Partnership represented by debt, the repayment of which is secured solely by Partnership property.

5.8 Transferee Partners. Any Partner acquiring the interest of any other Partner shall, with respect to the interest so acquired, be deemed to be a Partner of the same class as the transferor.

5.9 Interest on Capital Contributions. No interest shall be paid by the Partnership on any capital contributed to the Partnership.

5.10 Allocations Among Partners. Unless otherwise expressly stated to the contrary, whenever amounts are allocated or distributed to the Partners such amounts shall be allocated or distributed among the Partners in the proportion that the Partnership Interest(s) each owns bears to the aggregate number of Partnership Interests of all the Limited Partners at the time of such allocation or distribution.

5.11 Capital Accounts to Conform with Treasury Regulations. In addition to the adjustments set forth in this Section 5, the Capital Accounts of the Partners shall be adjusted in accordance with the rules set forth in Treasury Regulation Section 1.704-l(b)(2)(iv). In this regard, at the sole and absolute discretion of the General Partner, the Partnership’s assets and, accordingly, the Partner’s Capital Accounts, may be adjusted to equal their respective fair market values, as determined by the General Partner, as of the following times: (a) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis capital contribution; (b) the distribution by the Partnership to a Partner of more than a de minimis amount of property as consideration for an interest in the Partnership; and (c) the liquidation of the Partnership within the meaning of Treasury Regulation Section 1.704-l(b)(2)(ii)(g).

SECTION 6

Control and Management

6.1 General. Except as specifically limited herein, the General Partner shall have full, exclusive and complete discretion in the management and control of the Partnership for accomplishing the purposes set forth in Section 3. The General Partner agrees to manage and control the affairs of the Partnership to the best of its ability and to conduct the operations contemplated under this Agreement in a careful and prudent manner and in accordance with good industry practice. Subject to the limitations set forth in this Agreement, the General Partner shall have full power and authority to execute all documents and instruments on behalf of the Partnership and to take all other requisite actions on behalf of the Partnership.

6.2 Powers of General Partner. Subject to any limitations expressly set forth in this Agreement, the General Partner shall perform or cause to be performed, at the Partnership’s expense and in its name, all things necessary to own and operate, the Hospitals. Without limiting the generality of the foregoing, the General Partner (subject to the provisions of Subsection 6.3 hereof) is expressly authorized to do the following on behalf of the Partnership:

(a) enter into, amend or revise contracts, leases and other agreements that are necessary for the operations of the Hospital;

(b) borrow money on behalf of the Partnership, on a secured or unsecured basis, or refinance or modify any Partnership indebtedness;

(c) perform any and all acts necessary or appropriate for the ownership and operation of the Hospital, including without limitation, commencing, defending and/or settling litigation regarding the Hospitals or any aspect thereof;

(d) procure and maintain with responsible companies such insurance as may be available in such amounts and covering such risks as are deemed appropriate by the General Partner;

(e) take and hold all property of the Partnership, real, personal and mixed, in the Partnership name, or in the name of a nominee of the Partnership;

(f) execute and deliver on behalf of, and in the name of the Partnership, or in the name of a nominee of the Partnership, deeds, deeds of trust, notes, leases, subleases, mortgages, bills of sale, financing statements, security agreements, installation contracts, easements, construction contracts, architectural and engineering and any and all other instruments necessary or incidental to pursuing the purpose of the Partnership or the conduct of the Partnership’s business and the financing thereof,

(g) bring or defend, pay, collect, compromise, arbitrate, resort to legal action, or otherwise adjust claims or demands of or against the Partnership;

(h) establish reasonable reserve funds from Cash Flow to provide for future contingencies;

(i) loan funds to the Partnership, directly or through an Affiliate, and charge interest therefor;

(j) coordinate all accounting and clerical functions of the Partnership and employ such accountants, attorneys, managers, agents and other management or service personnel as may from time to time be required to carry on the business of the Partnership;

(k) during those periods in which the General Partner determines such funds are not necessary for the working capital needs of the Partnership, invest its available funds, or any part thereof, in such short-term investment vehicles as the General Partner determines to be in the best interests of the Partnership;

(1) execute, acknowledge and deliver any and all instruments necessary to effectuate the foregoing;

(m) operate any business normal or customary for the owners of property similar to the Hospital; and

(n) employ such staff, professionals and consultants as shall be necessary or appropriate to operate the business of the Partnership.

(o) finance and construct a replacement Hospital facility

(p) sell the assets of the Partnership including, all or substantially all of the assets of the Partnership.

6.3 Limitations on Powers of General Partner. Notwithstanding the generality of the foregoing, the General Partner shall not be empowered, without the Votes of a Majority in Interest of the Limited Partners, to:

(a) do any act in contravention of this Agreement;

(b) confess a judgment against the Partnership;

(c) possess Partnership property or assign any rights in specific Partnership property for other than a Partnership purpose;

(d) except as otherwise provided in Section 11 hereof, admit a person as a general partner into the Partnership;

(e) require any Limited Partner to make a Capital Contribution to the Partnership not provided for in this Agreement; or

(f) except as provided in this Agreement (including, without limitation, the admission of additional Limited Partners as provided herein), increase or decrease the interest of any Partner in the assets, profits, losses or distributions of the Partnership; and

(g) relieve the General Partner of any liability under this Agreement due to the assignment of its interest in the Partnership;

(h) admit additional (including by way of public offering) or Substituted Limited Partners, except as provided in Section 11 hereof;

(i) lend any Partnership funds or property to any person;

(j) change, reorganize, merge or consolidate the Partnership with or into any other legal entity (including a publicly held entity); or

6.4 No Management Powers By Limited Partners. The Limited Partners shall take no part in the control of the Partnership business and shall have no right or authority to act for or bind the Partnership. The exercise of any of the rights and powers of the Limited Partners pursuant to the terms of this Agreement shall not be deemed taking part in the day-to-day affairs of the Partnership or the exercise of control over Partnership affairs.

6.5 General Partner’s Liability. The General Partner shall not be liable for the return of any portion of the capital contributions of the Limited Partners. The General Partner shall not be required to contribute any amount to the capital of the Partnership except as provided in Section 5 hereof.

6.6 Limitation on Obligations of General Partner. The General Partner shall devote as much of its time and attention as is reasonably necessary and advisable to manage the affairs of the Partnership to the best advantage of the Partnership. Except as otherwise specifically set forth below, the General Partner shall not be liable to the Limited Partners because any governmental authority disallows or adjusts any deductions or credits in the Partnership’s income tax returns.

6.7 Indemnification of General Partner. The General Partner shall not be liable to the Partnership or any of its Partners for any losses, claims, damages or liabilities to which the Partnership or the Limited Partners may become subject insofar as any such losses, claims, damages or liabilities arise out of or are based upon any act, error or omission or alleged act, error or omission or negligence or any other matter, except for any such losses, claims, damages or liabilities resulting from the willful misconduct or gross negligence of the General Partner. The General Partner shall be indemnified by the Partnership for any act performed by it within the scope of the authority conferred upon it by this Agreement; provided, however, that such indemnification shall be payable by the Partnership only if the General Partner (a) acted in good faith and in a manner it reasonably believed to be in, or not opposed to, the best interests of the Partnership and the Partners, and (b) had no reasonable grounds to believe that its conduct was grossly negligent or unlawful. No indemnification may be made by the Partnership in respect of any claim, issue or matter as to which the General Partner shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of its duty to the Partnership unless, and only to the extent that, the court in which such action or suit was brought determines that in view of all the circumstances of the case, despite the adjudication of liability for gross negligence or willful misconduct, the General Partner is fairly and reasonably entitled to indemnification for those expenses which the court deems proper. Any indemnity under this Section 6.7 shall be paid from, and only to the extent of, Partnership assets, and no Limited Partner shall have any personal liability on account thereof.

6.8 Dealings with General Partner and Affiliates. The Partnership is authorized to enter into business agreements, contracts and other transactions with the General Partner or any Affiliate of the General Partner and is authorized to pay fees, commissions or other consideration to the General Partner or any Affiliate of the General Partner. Any such other transaction between the Partnership and the General Partner or Affiliates of the General Partner shall be on terms not less favorable to the Partnership than those available from nonaffiliated parties.

6.9 Loans to Fund Operating Deficits. In the event that for any Fiscal Year (or part thereof) during the term of the Partnership, operations of the Partnership produce a deficit in Cash Flow, the General Partner shall have the option, but not the obligation, to cause to be advanced, as a loan, to the Partnership, the amount of said deficit (the amount of such advance referred to herein as the “Operating Deficit Loans”). The amount of the Operating Deficit Loans shall bear interest at the rate which is the lesser of the maximum rate of interest allowed by applicable law or the same rate charged the General Partner by the financial institution or other entity from which such funds are obtained (or, in the event the General Partner does not borrow such funds, an amount equal to thirteen percent (13%) per annum). The principal and interest of the Operating Deficit Loans shall be repaid only as set forth in Section 8.

SECTION 7

Net Income; Net Losses and Credits from Operations;

Net Gains and Net Losses from Dissolution and Winding Up

7.1 Operations.

(a) After giving effect to the special allocations set forth in Subsections 7.3, 7.4, 7.8, 7.9, 7.11 and 7.12, all net income of the Partnership from operations (as distinguished from transactions described in Subsection 7.2) for each Fiscal Year, or part thereof, of the Partnership, as determined for Federal income tax purposes, shall be allocated to the Limited Partners and the General Partner in proportion to their ownership of Partnership Interests.

(b) (i) After giving effect to the special allocations set forth in Subsections 7.3, 7.4, 7.8, 7.9, 7.11 and 7.12, all net losses of the Partnership from operations (as distinguished from transactions described in Subsection 7.2) for each Fiscal Year, or part thereof, of the Partnership, as determined for Federal income tax purposes, shall be allocated to the Limited Partners and to the General Partner in proportion to their ownership of Partnership Interests.

(ii) The net losses allocated pursuant to Subsection 7.1 (b)(i) hereof shall not exceed the maximum amount of net losses that can be so allocated without causing any Limited Partner who is not a General Partner to have a Capital Account deficit at the end of any fiscal year. In the event some but not all of the Limited Partners (excluding the General Partner) would have Capital Account deficits as a consequence of an allocation of net losses pursuant to Subsection 7.1 (b)(i), the limitation set forth in this Subsection 7.1 (b)(ii) shall be applied on a Limited Partner by Limited Partner basis so as to allocate the maximum permissible net loss to each Limited Partner who is not a General Partner under Section 1.704-1 (b)(2)(ii)(d) of the Regulations. All losses in excess of the limitation set forth in this Subsection 7.1 (b)(ii) shall be allocated to the General Partner.

(c) In the event the Capital Accounts of the Limited Partners are reduced to zero, then, notwithstanding anything to the contrary in Subsection 7.1(b), an amount of net losses of the Partnership from operations as determined for Federal income tax purposes equal to (i) the Operating Deficit Loans made to the Partnership by the General Partner in that Fiscal Year, and/or (ii) optional loans made to the Partnership by any Partner(s) pursuant to Section 10 hereof in that Fiscal Year shall be allocated first to the General Partner and such Partner(s), in proportion to the principal amount of such loans; but all other Partnership net losses from operations as determined for Federal income tax purposes for that Fiscal Year shall be allocated in accordance with Subsection 7.1(b).

(d) All tax credits of the Partnership which give rise to valid allocations of Partnership loss or deduction will be allocated to the Partners in the same proportion as the loss and deduction giving rise to the credits are allocated to the Partners. Notwithstanding the foregoing, allocations of investment tax credits, if any, will be made in a manner consistent with governing Treasury Regulations.

7.2 Dissolution and Winding Up. All net gains and net losses of the Partnership, as determined for Federal income tax purposes, in connection with a sale of all or substantially all of the assets of the Partnership and/or the dissolution and winding up of the Partnership, shall be allocated in the following order of priority:

(a) Allocation of Gains. Any net gains shall be allocated as follows:

(i) First, net gains shall be allocated to each Partner with a deficit Capital Account, in the same ratio as the deficit in such Partner’s Capital Account bears to the aggregate of all such deficits, until all such deficits are reduced to zero;

(ii) Next, to each Limited Partner, to the extent his Capital Account, after the allocation described in Subsection 7.2(a) (1) above, is less than his Capital Investment (the “Capital Investment Deficit”), in the same proportions as the Capital Investment Deficit in each Limited Partner’s Capital Account bears to the aggregate Capital Investment Deficits of all such Limited Partners, until the Capital Investment Deficits of all Limited Partners are reduced to zero;

(iii) Next, to the General Partner, to the extent of its Capital Investment Deficit; and

(iv) The balance, if any, to the Limited Partners and to the General Partner in proportion to their ownership of Partnership Interests.

(b) Allocation of Losses. Any net losses shall be allocated as follows:

(i) To the extent that the balance in the Capital Account of the Partners exceeds the amount of their Capital Investment (the “Excess Balances”) in proportion to such Excess Balances until such Excess Balances are reduced to zero;

(ii) Next, to the Partners pro rata in accordance with the positive balances in their Capital Accounts until the balances in their Capital Accounts shall be reduced to zero; and

(iii) The balance of such net losses, if any, to the General Partner.

7.3 Qualified Income Offset. In the event any Limited Partner (excluding the General Partner) unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1 (b)(2)(ii)(d)(4), 1.704-1 (b)(2)(ii)(d)(5), or 1.704-1 (b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to each such Limited Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Capital Account deficit of such Limited Partner as quickly as possible, provided that an allocation pursuant to this Subsection 7.3 shall be made if and only to the extent that such Limited Partner would have a Capital Account deficit after all other allocations provided for in this Section 7 have been tentatively made without regard to this Subsection 7.3.

7.4 Minimum Gain.

(a) Notwithstanding any other provision of this Section 7, if there is a net decrease in Partnership Minimum Gain during any Partnership fiscal year, each General Partner and Limited Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to the greater of (i) the portion of such person’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g)(2) that is allocable to the disposition of Partnership Property subject to Nonrecourse Liabilities, determined in accordance with Treasury Regulations Section 1.704-2(d) or (ii) if such person would otherwise have a Capital Account deficit at the end of such year, an amount sufficient to eliminate such Capital Account deficit. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each General Partner and Limited Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Section 1 .704-2(b)(2) of the Treasury Regulations. This Section 7.4(a) is intended to comply with the minimum gain chargeback requirement in such section of the Treasury Regulations and shall be interpreted consistently therewith. To the extent permitted by such section of the Treasury Regulations and for purposes of this Section 7.4(a) only, each Partner’s Capital Account deficit shall be determined prior to any other allocations pursuant to this Section 7 with respect to such fiscal year and without regard to any net decrease in Partner Minimum Gain during such fiscal year.

(b) Partner Minimum Gain Chargeback. Notwithstanding any other provisions of this Section 7 except Section 7.4(a), if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership fiscal year, each person who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1 .704-2(i)(5), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to the greater of (i) the portion of such person’s share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Treasury Regulations Section l.704-2(i)(5), that is allocable to the disposition of Partnership Property subject to such Partner Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(2), or (ii) if such person would otherwise have Capital Account deficit at the end of such year, an amount sufficient to eliminate such Capital Account deficit. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each General Partner and Limited Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Section 1.704-2(i)(4) of the Treasury Regulations. This Section 7.4(b) is intended to comply with the minimum gain chargeback requirement in such section of the Treasury Regulations and shall be interpreted consistently therewith. Solely for purposes of this Section 7.4(b), each Partner’s Capital Account deficit shall be determined prior to any allocations pursuant to this Section 7 with respect to such fiscal year, other than allocations pursuant to Section 7.4(a) hereof.

7.5 Allocation of Certain Nondeductible Expenses. Syndication expenses and costs and any other items which are paid by the Partnership and which are nondeductible and nonamortizable for Federal income tax purposes, shall be allocated in the manner provided in Subsection 7.1.

7.6 Minimum Allocation to General Partner. Notwithstanding any other provision of this Agreement, not less than one percent (1%) of the net income, net losses and credits from operations, and net gains and net losses from the dissolution and winding up of the Partnership shall, in all events, be allocated to the General Partner for each Fiscal Year, or part thereof, of the Partnership pursuant to this Section 7.

7.7 Recharacterization of Fees and Guaranteed Payments. Notwithstanding anything to the contrary in Subsections 7.1 and 7.2, in the event any fees, interest or other amounts paid or payable to the General Partner or its Affiliates are deducted by the Partnership for United States Federal income tax purposes in reliance on Code Sections 707(a) or 707(c) (or would so be if such payee were a Partner) and such fees, interest or other amounts are disallowed as deductions to the Partnership and are recharacterized as Partnership distributions, then there shall be allocated to the General Partner, prior to the allocations otherwise provided in this Section 7, an amount of net profit from operations (and to the extent such profits from operations are not sufficient, net gains described in Subsection 7.2 hereof) for the Fiscal Year in which such fees, interest or other amounts are treated as Partnership distributions in an amount equal to such fees, interest or other amounts treated as distributions.

7.8 Gross Income Allocation. In the event any Limited Partner (excluding the General Partner) has a deficit Capital Account at the end of any Partnership fiscal year that is in excess of the sum of (i) the amount such Limited Partner is obligated to restore and (ii) the amount such Limited Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Limited Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Subsection 7.8 shall be made if and only to the extent that such Limited Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Subsection 7 have been tentatively made without regard to Subsection 7.3 and this Subsection 7.8.

7.9 Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other period shall be specifically allocated to the Limited Partners in proportion to their Votes.

7.10 Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any fiscal year or other period shall be specifically allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i).

7.11 Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Treasury Regulations.

7.12 Curative Allocations.

(a) The “Regulatory Allocations” consist of the “Basic Regulatory Allocations,” as defined in Subsection 7.12(b) hereof; the “Nonrecourse Regulatory Allocations,” as defined in Subsection 7.12(c) hereof; and the “Partner Nonrecourse Regulatory Allocations,” as defined in Subsection 7.12(d).

(b) The “Basic Regulatory Al locations” consist of (1) allocations pursuant to the last sentence of Subsection 7.1(b) (ii) hereof, and (ii) allocations pursuant to Subsections 7.3, 7.8 and 7.11 hereof. Notwithstanding any other provision of this Agreement, other than the Regulatory Allocations, the Basic Regulatory Allocations shall be taken into account in allocating items of income, gain, loss and deduction among the General Partner and the Limited Partners so that, to the extent possible, the net amount of such allocations of other items and the Basic Regulatory Allocations to each General Partner and Limited Partner shall be equal to the net amount that would have been allocated to each such General Partner and Limited Partner if the Basic Regulatory Allocations had not occurred. For purposes of applying the foregoing sentence, allocations pursuant to this Subsection 7.12(b) shall only be made with respect to allocations pursuant to Subsection 7.11 hereof to the extent the General Partner reasonably determines that such allocations will otherwise be inconsistent with the economic agreement among the parties to this Agreement.

(c) The “Nonrecourse Regulatory Allocations” consist of all allocations pursuant to Subsections 7.4(a) and 7.9 hereof. Notwithstanding any other provision of this Agreement, other than the Regulatory Allocations, the Nonrecourse Regulatory Allocations shall be taken into account in allocating items of income, gain, loss and deduction among the General Partner and the Limited Partners so that, to the extent possible, the net amount or such allocations of other items and the Nonrecourse Regulatory Allocations to each General Partner and Limited Partner shall be equal to the net amount that would have been allocated to each such General Partner and Limited Partner if the Nonrecourse Regulatory Allocations had not occurred. For purposes of applying the foregoing sentence (1) no allocations pursuant to this Subsection 7.12(c) shall be made prior to the Partnership fiscal year during which there is a net decrease in Partnership Minimum Gain, and then only to the extent necessary to avoid any potential economic distortions caused by such net decrease in Partnership Minimum Gain, and (ii) allocations pursuant to this Subsection 7.12(c) shall be deferred with respect to allocations pursuant to Subsection 7.9 hereof to the extent the General Partner reasonably determines that such allocations are likely to be offset by subsequent allocations pursuant to Subsection 7.4(a) hereof

(d) The “Partner Nonrecourse Regulatory Allocations” consist of all allocations pursuant to Subsections 7.4(b) and 7.10 hereof. Notwithstanding any other provision of this Agreement, other than the Regulatory Allocations, the Partner Nonrecourse Regulatory Allocations shall be taken into account in allocating items of income, gain, loss and deduction among the General Partner and the Limited Partners so that, to the extent possible, the net amount of such allocations of other items and the Partner Nonrecourse Regulatory Allocations to each General Partner and Limited Partner shall be equal to the net amount that would have been allocated to each such General Partner and Limited Partner if the Partner Nonrecourse Regulatory Allocations had not occurred. For purposes of applying the foregoing sentence (i) no allocations pursuant to this Subsection 7.12(d) shall be made with respect to allocations pursuant to Subsection 7.10 relating to a particular Partner Nonrecourse Debt prior to the Partnership fiscal year during which there is a net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, and then only to the extent necessary to avoid any potential economic distortions caused by such net decrease in Partner Minimum Gain, and (ii) allocations pursuant to this Subsection 7.12(d) shall be deferred to with respect to allocations pursuant to Subsection 7.10 hereof relating to a particular Partner Nonrecourse Debt to the extent this General Partner reasonably determines that such allocations are likely to be offset by subsequent allocations pursuant to Subsection 7.4(b) hereof.

(e) The General Partner shall have reasonable discretion, with respect to each Partnership fiscal year, to (i) apply the provisions of Subsections 7.12(b), 7.12(c) and 7.12(d) hereof in whatever order is likely to minimize the economic distortions that might otherwise result from the Regulatory Allocations, and (ii) divide all allocations pursuant to Subsections 7.12(b), 7.12(c) and 7.12(d) hereof among the General Partner and the Limited Partners in a manner that is likely to minimize such economic distortions.

7.13 Other Allocation Rules.

(a) The Partners are aware of the income tax consequences of the allocations made by this Section 7 and hereby agree to be bound by the provisions of this Section 7 in reporting their shares of Partnership income and loss for income tax purposes.

(b) To the extent permitted by Sections 1.704-2(h) and l.704-(i)(6) of the Treasury Regulations, the General Partner shall endeavor to treat distributions of Cash Flow from operations or proceeds available upon dissolution as having been made from the proceeds of a Nonrecourse Liability or a Partner Nonrecourse Debt only to the extent that such distributions would cause or increase a Capital Account deficit for any Limited Partner (excluding the General Partner).

SECTION 8

Distributions

8.1 Cash Flow from Operations and Proceeds from Capital Events. After providing for the satisfaction of the current debts and obligations of the Partnership, the General Partner shall , to make distributions of Cash Flow from operations and Proceeds from Capital Events to the Partners, to the extent available, within a reasonable period of time after the end of each Fiscal Year of the Partnership, in the following order of priority:

(a) First, the unpaid principal of, and accrued interest on, Operating Deficit Loans (as defined in Subsection 6.9) made by the General Partner shall be paid to the General Partner, such payments to be applied first toward payment of accrued interest on such loans and next toward payment of the principal of such loans;

(b) Next, the unpaid principal of, and accrued interest on, loans made pursuant to Section 10 shall be paid pro rata to the Partners who made such loans, in proportion to the total amount of principal and accrued interest payable on such loans, such payments to be applied first toward payment of accrued interest on such loans and next toward payment of the principal of such loans; and

(c) Thereafter, the General Partner shall be permitted, but not required, to make distributions to the Partners on a pro rata basis in accordance with the number of Partnership Interests held by each of them respectively.

8.2 Proceeds Available Upon Dissolution. Upon the sale of all or substantially all of the assets of the Partnership and/or the dissolution and winding up of the Partnership, the assets of the Partnership, after making payment of or provision for payment of all liabilities and obligations of the Partnership (other than in regard to any loans made pursuant to Subsection 6.9 and Section 10) and after making distributions of Cash Flow from operations in the year of dissolution in accordance with Subsection 8.1, shall be distributed, as expeditiously as possible, in the following order of priority:

(a) First, to fund such reserves as the liquidator of the Partnership, as provided in Subsection 12.5, may reasonably deem necessary for any contingent liabilities or obligations of the Partnership, provided that any such reserves shall be paid by such person to an independent escrow agent, to be held by such agent or his successor for such period as such person shall deem advisable for the purpose of applying such reserves to the payment of such liabilities or obligations and, at the expiration of such period, the balance of such reserves, if any, shall be distributed as hereinafter provided;

(b) Next, the unpaid principal of and accrued interest on Operating Deficit Loans (as defined in Subsection 6.9) made by the General Partner shall be paid to the General Partner, such payment to be applied toward payment of accrued interest on such loans and next as a payment of the principal on such loans;

(c) Next, the unpaid principal of and interest on loans made pursuant to Section 10 shall be paid pro rata to the Partners who made such loans, in proportion to the total amount of principal and accrued interest payable on such loans, such payments being applied first toward payment of accrued interest on such loans and next toward payment of principal on such loans; and

(d) Next, an amount up to the aggregate positive balances of the Capital Accounts of all Partners (as adjusted to reflect the allocation of net gains or net losses under Subsection 7.2) shall be distributed to the Partners in the proportion that each Partner’s positive Capital Account balance bears to the aggregate of such positive balances.

8.3 Distributions in Kind. If any assets of the Partnership shall be distributed in kind, such assets shall be distributed to the Partners entitled thereto as tenants-in-common in the same proportions as such Partners would have been entitled to cash distributions if (i) such assets had been sold for cash by the Partnership for an amount equal to the fair market value of such assets (taking Code Section 770 1(g) into account), (ii) any taxable gain or loss that would be realized by the Partnership from such sale were allocated among the Partners in accordance with

Subsection 7.2, and (iii) the cash proceeds were distributed to the Partners in accordance with Subsection 8.2. The Capital Accounts of the Partners shall be increased by the amount of any gain or decreased by the amount of any loss that would be allocable to them and shall be reduced by the fair market value of the assets distributed to them under the preceding sentence.

8.4 Rights of Partners to Property. Except as otherwise provided in this Agreement, no Partner shall be entitled to demand and receive property other than cash in return for his capital contributions to the Partnership and then only as specifically stated in this Agreement.

8.5 Priorities of Limited Partners. No Limited Partner shall have any priority over any other Limited Partner as to the return of his contributions to the capital of the Partnership or as to compensation by way of income.

SECTION 9

Certain Matters Relating to Management

of the Partnership and Partnership Property

9.1 General Partner’s Fees. The General Partner shall act in such capacity and oversee the management of the Partnership in accordance with sound management practices. Except as otherwise provided herein, the General Partner shall not receive any compensation for managing and supervising the business affairs of the Partnership.

9.2 Partnership Expenses. Except as otherwise provided herein or in agreements made by the Partnership with third persons, the Partnership shall be responsible for paying all direct costs and expenses of owning and Operating the Hospitals and the business of the Partnership, including, without limitation, debt service, the cost of utilities, supplies, insurance premiums, taxes, advertising expenses, bookkeeping and accounting directly related to the Hospitals, legal expenses, office supplies and all other fees, costs and expenses directly attributable to the ownership, operation, maintenance and repair of the Hospitals and the business of the Partnership. In the event any such costs and expenses are or have been paid by the Partnership, then the General Partner shall be entitled to be reimbursed for the payment of same made by the General Partner on behalf of the Partnership so long as the payment is reasonably necessary for Partnership business and is reasonable in amount.

9.3 Reimbursement of Organizational Expenditures. Notwithstanding any other provision of this Agreement to the contrary, the General Partner and its Affiliates shall be entitled to receive reimbursement of the reasonable organizational expenditures of the Partnership.

SECTION 10

Optional Loans to the Partnership

From time to time any Partner may, with the consent of the General Partner, make optional loans to the Partnership or advance money on its behalf. Such loans or advances shall bear interest at a floating per annum rate equal to the lesser of (a) 13% or (b) the maximum rate, if any, allowed by applicable law. The amount of any such loan or advance, and interest thereon, shall be deemed an obligation of the Partnership to the lending Partner, payable as provided herein. The Operating Deficit Loans provided for by Subsection 6.9 shall not be treated as loans for purposes of this Section 10.

SECTION 11

Transfers of Interest of Partners

11 .1 General. Except as provided in this Section 11, the General Partner shall not Transfer any part of its interest in the Partnership, and no Limited Partner shall Transfer any part or all of his Partnership Interest(s), unless otherwise specifically permitted under other provisions of this Agreement, and then only if (i) a counterpart of the instrument of Transfer, executed and acknowledged by the parties thereto, is delivered to the Partnership and (ii) the transferee is either a citizen or resident of the United States. In addition, no Limited Partner shall be entitled to withdraw from the Partnership except as otherwise provided herein. A permitted Transfer shall be effective as of the date specified in the instrument relating thereto.

11.2 Transfers by Limited Partners. The prohibition on Transfers set forth in Subsection 11.1 above shall not be applicable to the following:

(a) The Transfer by a Limited Partner of all or a part of his Partnership Interest(s) to any person with the written consent of the General Partner, which consent may be given or withheld in the General Partner’s sole and absolute discretion;

(b) The Transfer by the General Partner of its limited partnership interest, if any, at any time and from time to time, to such person or persons, in such amounts, as the General Partner may, in its sole discretion, determine;

11.3 Mandatory Transfer by Limited Partners.

(a) The Partnership will have the right to redeem the Partnership Interest(s) held by any Limited Partner if, in the sole discretion of the General Partner, there is enacted, or there is a material change in, any statutes or regulations, or the application or interpretation thereof, which may materially adversely impact any Limited Partner, the General Partner, or the organization or operation of the Partnership (any such event hereinafter referred to as a “Redemption Event”). Upon the occurrence of a Redemption Event, the General Partner may cause the redemption of the Partnership Interest(s) of a Limited Partner upon payment of the Purchase Price (as defined below). Any Partnership Interest redeemed by the Partnership under this Section 11.3(a) may be resold by the Partnership through any lawful means and the purchaser thereof admitted to the Partnership as a Limited Partner.

(b) Upon the occurrence of a Redemption Event, the Partnership must notify the Limited Partners in writing of its decision to acquire the Limited Partners’ Partnership Interests. Such notice shall state: the intention of the Partnership to redeem the subject Limited Partners’ Partnership Interest(s); that the Redemption is pursuant to this subsection; the date on which the closing of the Redemption shall take place (the “Closing Date”); the Purchase Price to be paid for the Partnership Interest(s); and the manner in which the Purchase Price will be paid (as provided below) and any documents which must be executed, delivered, or any other action which the General Partner or the Partnership will require of the Limited Partner in connection with the Redemption.

(c) For purposes of this Subsection, the term “Purchase Price” refers to an amount equal to the positive value of the capital account of the Limited Partner whose Partnership Interest is to be redeemed determined as of the first day of the second month preceding the Closing Date.

(d) On the Closing Date, the Partnership shall deliver the full amount of the Purchase Price to the subject Limited Partner in cash or other immediately available funds, and the subject Limited Partner shall deliver to the Partnership such executed documents of sale, transfer, redemption, withdrawal and assignment as may be deemed reasonably necessary or desirable by the General Partner to reflect the intentions of this subsection.

11.4 Transfers by General Partner. The General Partner may transfer or assign its general partnership interest in the Partnership with the affirmative Votes of a Majority in Interest. Subject to Subsection 6.3(b)(i) hereof, no assignment by the General Partner of its interest as a General Partner shall relieve such Partner of any liability hereunder. The General Partner may not withdraw as the General Partner of the Partnership unless said withdrawal occurs as a result of a permitted Transfer of the General Partner’s interest in the Partnership in accordance with the terms of this Agreement.

11.5 Rights of Transferees. No transferee of the Partnership Interest(s) of any Limited Partner shall have the right to become a Substituted Limited Partner, unless:

(a) his transferor has expressed such intention in the instrument of assignment;

(b) the transferee has executed an instrument reasonably satisfactory to the General Partner accepting, adopting and agreeing to be bound as a Limited Partner to all the terms and provisions of this Agreement;

(c) the transferor or transferee has paid all reasonable expenses of the Partnership in connection with the admission of the transferee as a Substituted Limited Partner; and

(d) the General Partner (in his sole, absolute and unfettered discretion) consents to such person becoming a Substituted Limited Partner.

11.6 Section 754 Election. In the event of a Transfer of all or part of the Partnership Interest(s) or interest(s) of a Partner in the Partnership, and at the request of the transferee, the Partnership may elect (in the General Partner’s sole and absolute discretion) pursuant to Section 754 of the Code, or the corresponding provision of subsequent law, to adjust the basis of the Partnership’s assets as provided by Sections 734 and 743 of the Code.

11.7 Profit/Loss Allocations Upon Transfer. Unless otherwise agreed between the transferor and the transferee and permitted under applicable law, upon the Transfer of all or any part of the Partnership Interest(s) or interest(s) of a Partner as hereinabove provided, the net profits, net losses, net gains and credits attributable to the Partnership Interest(s) or interest(s) so transferred shall be allocated between the transferor and the transferee as of the date set forth in the instrument of transfer, and such allocation shall be based upon the number of days during the applicable Fiscal Year of the Partnership that the Partnership Interest(s) or interest(s) so transferred was held by each of them, without regard to the results of Partnership activities during the period in which each was the holder. Distributions shall be made to the holder of record of the Partnership Interest(s) or interest(s) on the date of distribution.

11.8 Continuing Obligations. Except as otherwise provided to the contrary herein, nothing in this Section 11 shall be construed to relieve any Partner, or his successors, assigns, heirs or legal representatives, from the satisfaction of such Partner’s obligations herein, including without limitation, those Limited Partner obligations under Section 5 hereof, and all such obligations shall survive any occurrence which results in such Partner ceasing to be a Partner.

SECTION 12

Dissolution and Winding Up

12.1 Events of Dissolution. The Partnership shall be dissolved and its business wound up upon the earliest to occur of:

(a) the General Partner, with the prior affirmative Votes of a Majority in Interest, determines that the Partnership should be dissolved;

(b) the Partnership becoming insolvent or bankrupt;

(c) the bankruptcy, dissolution or retirement of the last remaining General Partner; or

(d) the sale or other disposition of all or substantially all of the Partnership’s assets.

For purposes of this Agreement, a “bankruptcy” of a person or entity shall be deemed to occur when such person or entity files a petition in bankruptcy, or voluntarily takes advantage of any bankruptcy or insolvency law, or is adjudicated a bankrupt, or if a petition or answer is filed proposing the adjudication of such person or entity as a bankrupt and such person or entity either consents to the filing thereof or such petition or answer is not discharged or denied prior to the expiration of sixty (60) days from the date of such filing. The insolvency of a person or entity shall be deemed to occur when the assets of such person or entity are insufficient to pay his or its liabilities as the same become due and payable and he or it shall so admit in writing.

12.2 Continuation of Partnership. Except as provided in Section 11, the General Partner agrees to serve as the general partner of the Partnership until the Partnership is dissolved and wound up. Upon the occurrence of any event set forth in Subsection 12.1(d) with respect to any, other than the last remaining, General Partner, the business of the Partnership shall be continued on the terms and conditions of this Agreement by the remaining General Partner, if any. Upon the occurrence of any event set forth in Subsection 12.1(d) with respect to the last remaining General Partner, the business of the Partnership shall be continued on the terms and conditions of this Agreement if, within ninety (90) days after such event, Limited Partners with not less than two-thirds (2/3rds) of the Votes of all Limited Partners shall elect in writing that the business of the Partnership should be continued and shall designate one or more persons to be substituted as general partner(s). In the event that the Limited Partners elect so to continue the Partnership with a new general partner(s), such new general partner(s) shall succeed to all of the powers, privileges and obligations (but not the rights to allocations and distributions) of the last remaining General Partner, and the interest in the Partnership of any person or entity no longer serving as a general partner shall become a limited partner’s interest hereunder in the manner provided in Section 11 (except that for purposes of determining its rights to allocations and distributions under Sections 7 and 8, such interest shall continue to be treated as an interest of a general partner and such interest shall not be diluted or affected in any way, other than proportionately, by the admission of substituted general partner(s)).

12.3 Obligations Survive Dissolution. The dissolution of the Partnership shall not release or relieve any of the parties hereto of their contractual obligations under this Agreement.

12.4 Distributions Upon Dissolution. Upon any dissolution requiring the winding up of the business of the Partnership, all or part of the assets, as determined by the General Partner or such other person as is winding up the business of the Partnership, shall be sold and the proceeds thereof distributed and/or the remaining assets distributed as provided in Subsection 8.2 hereof.

SECTION 13

[INTENTIONALLY LEFT BLANK]

SECTION 14

Accounting

14.1 Fiscal Year. The fiscal year of the Partnership (“Fiscal Year”) shall be the calendar year.

14.2 Books, Records and Accounting Method. The General Partner shall keep, or cause to be kept, full and accurate records of all transactions of the Partnership in accordance with the principles and practices generally accepted for the accrual method of accounting; provided, however, if allowed by law, the Partnership may adopt the cash method of accounting at any time upon the determination to do so by the General Partner.

14.3 Location of Books and Records. All of the books and records of the Partnership shall be kept and maintained at the Property. Such books and records shall be available during reasonable business hours for the reasonable inspection and examination by the Limited Partners and their authorized representatives, which parties shall have the right, at their sole cost and expense, to make copies thereof.

14.4 Federal Tax Returns. The General Partner shall prepare, or cause to be prepared, at the expense of the Partnership, a Federal information tax return, in compliance with the Code, and any required state and local tax returns for the Partnership for each tax year of the Partnership, and, in connection therewith, shall make any available or necessary elections which he determines to be in the best interests of the Partnership.

14.5 Tax Matters Partner. The General Partner is hereby designated as the Tax Matters Partner within the meaning of Section 6231 (a)(7) of the Code, for all purposes of the Code, and shall be responsible for performing the duties of the Tax Matters Partner on behalf of the Partnership and the Partners. By execution of this Agreement, each of the Limited Partners specifically consents to such designation. Additionally, each Limited Partner specifically agrees that the General Partner shall have the exclusive and continuing right to appoint a different Tax Matters Partner.

SECTION 15

Reports and Statements

15.1 Tax Return Information. By the 31st day of March of each Fiscal Year of the Partnership, the General Partner, at the expense of the Partnership, shall cause to be delivered to the Limited Partners such information as shall be necessary (including a statement for that year of each Limited Partner’s share of net income, net gains, net losses and other items of the Partnership for the preceding Fiscal Year) for the preparation by the Limited Partners of their Federal, state and local income and other tax returns.

15.2 Financial Statements. By the 31st day of May of each Fiscal Year of the Partnership, the General Partner shall cause to be delivered to each of the Limited Partners financial statements of the Partnership for the prior Fiscal Year, prepared in accordance with generally accepted accounting principles (or applicable accounting principles if such statements are kept on a cash basis of accounting) and at the expense of the Partnership, which financial statements shall set forth, as of the end of and for such Fiscal Year, the following: (a) a profit and loss statement and a balance sheet of the Partnership; (b) the balance in the Capital Account of each Partner; and (c) such other information as, in the judgment of the General Partner, shall be reasonably necessary for the Partners to be advised of the financial status and results of operations of the Partnership.

15.3 Certificate of Limited Partnership/Amendments. There shall be no obligation on the part of the General Partner to send copies of the Certificate of Limited Partnership nor amendments thereto to the Limited Partners; provided, however, a Limited Partner may request in writing to be sent a copy of the Certificate of Limited Partnership and any amendment thereto, in which event the General Partner shall send such document(s) to the requesting Limited Partner within a reasonable period of time after such request.

SECTION 16

Bank Accounts

The General Partner shall open and maintain (in the name of the Partnership) a bank account or accounts in a bank, savings and loan association or other financial institution, the deposits of which are insured by an agency of the United States government or another insurer as the General Partner approves, in which shall be deposited all funds of the Partnership. Withdrawals from such account or accounts shall be made upon the signature or signatures of such person or persons as the General Partner shall designate. There shall be no commingling of the assets of the Partnership with the assets of any other entity or person; provided, however, that the operating revenues of the Partnership may be deposited in a central account in the name of any entity affiliated with the General Partner so long as separate entries are made on the books and records of the Partnership and on the books and records of such other entity reflecting that deposits in the bank account of such entity with respect to amounts received from the Partnership have been deposited therein for the account of the Partnership and that withdrawals from such bank account have been made for the purpose of disbursing funds to the Partnership or for the purpose of paying obligations of the Partnership.

SECTION 17

Power of Attorney

17.1 General. Each Limited Partner irrevocably constitutes and appoints the General Partner, with full power of substitution and resubstitution, as his true and lawful attorney-in-fact with full power and authority to act in his name, place and stead for his use or benefit, to execute, sign, acknowledge, swear to, deliver, file and record in the appropriate public offices as necessary the following documents:

(a) this Partnership Agreement and all amendments to, and restatements of, this Agreement;

(b) all instruments, including, without limitation, certificates of limited partnership, required in order to qualify the Partnership or cause the Partnership to exist as a limited partnership under the laws of Delaware.

(c) all instruments which may be required to effect the continuation of the Partnership, the admission or substitution of a limited partner, the admission of a general partner, or the dissolution and termination of the Partnership, provided such continuation, admission, substitution or dissolution and termination are in accordance with the terms of this Agreement;

(d) all consents to transfers or assignments of interests in the Partnership or to the withdrawal, redemption or reduction of any Partner’s Partnership Interests in accordance with this Agreement; and

(e) all other instruments which the Partnership is required to file with any agency of the Federal government, or of any state or local government, or the filing of which the General Partner deems necessary or desirable to the conduct of the business of the Partnership.

17.2 A Special Power; Manner of Exercise; Survival. The power of attorney hereby granted by each Limited Partner to the General Partner:

(a) is a special power of attorney coupled with an interest, is irrevocable and shall survive the death, incapacity, insolvency, dissolution or termination of the Limited Partner;

(b) may be exercised by the General Partner either by signing separately as attorney-in-fact for each Limited Partner, or, after listing all of the Limited Partners executing any instrument, by a single signature of the General Partner acting as attorney-in-fact for all of them; and

(c) shall survive the delivery of an assignment by a Limited Partner of the whole or any portion of his Partnership Interest(s) (except that, where the assignee thereof has been approved by the General Partner for admission to the Partnership as a Substituted Limited Partner, this power of attorney given by the assignor shall survive the delivery of such assignment for the sole purpose of enabling the General Partner to execute, acknowledge, swear to and file any instrument necessary to effect such substitution).

17.3 Limitations. No document or amendment executed by the General Partner pursuant to this Section 17 shall, in the absence of the prior consent of all of the Limited Partners, (i) reduce the obligation of the General Partner; (ii) affect the rights or restrictions regarding the assignability of the Partnership Interest(s) or interests; (iii) modify the length of the term of the Partnership; (iv) amend this Section 17; or (v) reduce the rights or interests or enlarge the obligations of the Limited Partners. The General Partner shall promptly notify the Limited Partners of any documents or amendments executed pursuant to this Section 17.

SECTION 18

Notices

Whenever any notice is required or permitted to be given under any provisions of this Agreement, such notice shall be in writing, signed by or on behalf of the person giving the notice, and shall be deemed to have been given on the earlier to occur of (i) actual delivery (which includes, without limitation, facsimile delivery, provided such facsimile delivery is promptly followed by written notice of receipt) or (ii) when mailed by certified mail, postage prepaid, return receipt requested, addressed to the person or persons to whom such notice is to be given as follows (or at such other address as shall be stated in a notice similarly given):

(a) if to the Partnership or the General Partner, such notice shall be addressed to the Partnership or the General Partner in care of Universal Health Services, Inc., Universal Corporate Property, 367 South Gulph Road, King of Prussia, PA 19406, Attention: Senior Vice President – Behavioral Healthcare Operations. A copy of such notice shall be given to Universal Health Services, Inc., Universal Corporate Center, 367 South Gulph Road, King of Prussia, PA 19406, Attention: General Counsel; and

(b) if to the Limited Partners, such notice shall be given to each of the Limited Partners at their respective addresses stated on Exhibit A attached hereto.

SECTION 19

Certain Defined Terms

19.1 General. As used in this Agreement, the following terms have the following respective meanings:

(a) “Act”: The Delaware Revised Uniform Limited Partnership Act.

(b) “Affiliate”: Any subsidiary or commonly owned company related to the General Partner or any of such subsidiary’s shareholders or members of the immediate family, if an individual; any person, firm or entity which, directly or indirectly, controls, is controlled by or is under common control with the General Partner, or any member of the General Partner’s or any of its member’s immediate families; or any person, firm or entity which is associated with the General Partner, or any member of the General Partner’s or its members’ immediate families in a joint venture, partnership or other form of business association. For purposes of this definition, the term “control” shall mean the ownership often percent (10%) or more of the beneficial interest in the firm or entity referred to, and the term “immediate family” shall mean the spouse, ancestors, lineal descendants, brothers and sisters of the person in question, including those adopted.

(c) “Aggregate Capital Contributions”: All contributions made to the capital of the Partnership by the Partners pursuant to Section 5 hereof.

(d) “Capital Account”: The account established for each Partner, as defined and adjusted in accordance with Subsection 5.2 hereof.

(e) “Capital Contributions”: The amount of money or other properties that the Partners have contributed, have agreed to contribute, or are obligated under the provisions of this Agreement to contribute to the capital of the Partnership from time to time.

(f) “Capital Investment”: With respect to each Partner, at any given time, an amount equal to the excess, if any, of (i) the cash Capital Contributions (or the fair market value of any Capital Contributions of property) theretofore made by the Partner (or, with respect to an additional or Substituted Limited Partner, the amount of cash Capital Contributions (or the fair market value of any Capital Contributions of property) theretofore made by the transferor Partner as well as the additional or Substituted Limited Partner) to the Partnership pursuant to Subsection 5.1, over (ii) all amounts distributed or distributable to the Partner (or, with respect to an additional or Substituted Limited Partner, the amounts distributed or distributable to the transferor Partner as well as the additional or Substituted Limited Partner) pursuant to Subsection 8.2 (other than in repayment of loans), but in no event less than zero.

(g) “Cash Flow”: The excess of cash revenue from Partnership operations over cash disbursements (which disbursements shall include, without limitation, all fees paid pursuant to the terms of the Property Management Agreement), without deduction for depreciation, cost recovery or amortization and reduced by a reasonable allowance for cash reserves for repairs, replacements, contingencies and anticipated obligations (including debt service, capital improvements and replacements), as determined by the General Partner, in its sole discretion. For this purpose, revenue from Partnership operations shall not include: deposits until the same are forfeited by the persons making such deposits, insurance loss proceeds (except for any proceeds of rent interruption insurance), any award or payment made by any governmental authority in connection with the exercise of any right of eminent domain, condemnation or similar right or power.

(h) “Code”: The Internal Revenue Code of 1986, as amended to the effective date of this Agreement.

(i) “Fiscal Year”: The calendar year.

(j) “General Partner”: UHS of Georgia, Inc., a Delaware corporation, and its successors.

(1) “Limited Partners”: UHS of Georgia Holdings, Inc., and any substitute or additional partners. References to “Limited Partner” shall be to any one of the Limited Partners.

(m) “Majority in Interest”: As to any matter upon which Limited Partners may vote hereunder, the affirmative vote of more than fifty percent (50%) of the total Votes.

(n) “Nonrecourse Deductions”: The meaning set forth in Section 1 .704-2(b)(1) of the Treasury Regulations. The amount of Nonrecourse Deductions for a Partnership fiscal year equals the excess, if any, of the net increase, if any, in the amount of Partnership Minimum Gain during that fiscal year over the aggregate amount of any distributions during that fiscal year of proceeds of a Nonrecourse Liability that are allocable to an increase in Partnership Minimum Gain, determined according to the provisions of Section 1.704-2(c) of the Treasury Regulations.

(o) “Nonrecourse Liability”: The meaning set forth in Section 1.704-2(b)(3) of the Regulations.

(p) “Partner Minimum Gain”: An amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section I .704-2(i)(3) of the Treasury Regulations.

(q) “Partner Nonrecourse Debt”: The meaning set forth in Section 1 .704-2(i)(1) of the Treasury Regulations.

(r) “Partner Nonrecourse Deductions”: The meaning set forth in Section 1.704-2(i)(2) of the Treasury Regulations. The amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership fiscal year equals the excess, if any, of the net increase, if any, in the amount of Partner Minimum Gain attributable to such Partner Nonrecourse Debt during that fiscal year over the aggregate amount of any distributions during that fiscal year to the Partner that bears the economic risk of loss for such Partner Nonrecourse Debt to the extent such distributions are from the proceeds of such Partner Nonrecourse Debt and are allocable to an increase in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(2) of the Treasury Regulations.

(s) “Partners”: Collectively, the General Partner and the then existing Limited Partners of the Partnership.

(t) “Partnership”: UHS of Anchor, L.P., a Delaware limited partnership.

(v) “Partnership Interest”: The total interest (represented as a percentage) in the capital and profits of the Partnership acquired by a Partner. The initial Partnership Interest percentage are set forth in Section 5.1. Partnership Interests will change if additional or substituted partners are admitted as partners to the partnership. A Partner may own more than one Partnership Interest, or a half Partnership Interest of the Partnership.

(w) “Partnership Minimum Gain”: The meaning set forth in Treasury Regulations Section 1.704-2(d).

(x) “Prime Rate”: A floating rate equal to the prime rate announced by the Morgan Guaranty Trust Company of New York at its principal office in New York, New York, as in effect from time to time, or by its successor.

(y) “Proceeds from Capital Events”: Items excluded from the definition of Cash Flow and the net proceeds of any refinancing of Partnership property or from the sale of a capital item of the Partnership which is sold other than pursuant to the dissolution and liquidation of the Partnership.

(z) “Substituted Limited Partner”: A Limited Partner, not listed on Exhibit A, who is subsequently admitted to the Partnership pursuant to the provisions of Section 11 A Substituted Limited Partner shall possess all of the rights and obligations granted to and imposed upon Limited Partners pursuant to this Agreement.

(aa) “Tax Matters Partner”: The General Partner.

(ab) “Transfer”: The mortgage, pledge, hypothecation, transfer, sale, exchange, assignment or other disposition of any part or all of any Partnership Interest(s) or any interest in the Partnership, whether voluntarily, by operation of law, or otherwise.

(ac) “Treasury Regulations”: The regulations adopted by the Secretary of Treasury.

(ad) “Vote”: The vote associated with each outstanding Partnership Interest. Each Partnership Interest shall be entitled to one Vote for each 1% Partnership Interest in the Partnership, and fractional Partnership Interest, if any, shall be entitled to a fractional Vote equal to the fraction of a whole Partnership Interest that such fractional Partnership Interest represents.

SECTION 20

Binding Effect

Except as herein otherwise provided to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, personal representatives, successors and permitted assigns.

SECTION 21

Amendments

No amendment, modification or waiver of this Agreement, or any part hereof, shall be valid or effective unless (i) in writing; (ii) signed by the General Partner; (iii) approved by the affirmative Votes of a Majority in Interest; and (iv) with respect to any provision of this Agreement which provides for a concurrence of Votes by Partners greater than a Majority in Interest, the affirmative Votes of such greater number of Partners. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other condition or subsequent breach, whether of like or different nature. Notwithstanding the above, this Agreement shall be amended without the prior agreement of the Limited Partners whenever required by law or necessary to effect changes of a ministerial nature which do not adversely affect the rights or increase the obligations of the Limited Partners, including, without limitation, changes in Partners or their addresses, the admission of the Limited Partners and the addition of Substituted Limited Partners.

SECTION 22

Applicable Laws

This Agreement shall be governed by and construed in accordance with the laws of Delaware.

SECTION 23

Counterparts

This Agreement may be executed in several counterparts, and all such counterparts, so executed, taken together shall constitute one agreement, binding on all the parties who execute this or any other counterpart hereof, notwithstanding that all the parties are not signatories to the original or the same counterpart.

SECTION 24

Miscellaneous

24.1 Copies of Documents. Upon the request of any Limited Partner, the General Partner shall deliver to such Limited Partner a conformed copy of this Agreement.

24.2 Severability. Each provision hereof is intended to be severable and the invalidity or illegality of any portion of this Agreement shall not affect the validity or legality of the remainder hereof.

24.3 Captions. Section, subsection, paragraph and subparagraph captions contained in this Agreement are inserted only as a matter of convenience and reference and in no way define, limit, or extend or describe the scope of this Agreement or the intent of any provision hereof.

24.4 Person and Gender. The masculine gender shall include the feminine and neuter genders, the singular shall include the plural and the word “person” shall include a corporation, trust, estate, partnership or other form of association or entity.

IN WITNESS WHEREOF, the parties hereto have subscribed and sworn to this Agreement of Limited Partnership as of the day and year first above written.

GENERAL PARTNER:
UHS of Georgia, Inc.

By:
Name:
Title:

LIMITED PARTNER:
UHS of Georgia Holdings, Inc.

By:
Name:
Title: